UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

AMPLIFY SNACK BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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500 West 5th Street, Suite 1350

Austin, Texas 78701

Dear Amplify Snack Brands Stockholder:

I am pleased to invite you to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Amplify Snack Brands, Inc. (“Amplify Snack Brands”) to be held on Thursday, May 12, 2016 at 8:00 a.m. Central Time at the JW Marriott Austin located at 110 E 2nd Street, Austin, Texas 78701.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2016 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your ongoing support of and continued interest in Amplify Snack Brands. We look forward to seeing you at our Annual Meeting.

Sincerely,

Thomas Ennis

Chief Executive Officer

YOUR VOTE IS IMPORTANT

On or about April 1, 2016, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2016 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2015 Annual Report to Shareholders (“2015 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2015 Annual Report can be accessed directly at the Internet address http://www.astproxyportal.com/ast/20266 using the control number located on your proxy card.

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible. Your participation will help to ensure the presence of a quorum at the meeting and save Amplify Snack Brands the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

500 West 5th Street, Suite 1350

Austin, Texas 78701

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that Amplify Snack Brands, Inc. will hold its 2016 Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, May 12, 2016 at 8:00 a.m. Central Time at the JW Marriott Austin located at 110 E 2nd Street, Austin, Texas 78701 for the following purposes:

•	To elect three Class I directors, William Christ, Chris Elshaw and Pamela Netzky to hold office until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations and postponements thereof).

On or about April 1, 2016, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access our proxy statement for our 2016 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2015 Annual Report to Shareholders (“2015 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2015 Annual Report can be accessed directly at the Internet address http://www.astproxyportal.com/ast/20266 using the control number located on your proxy card.

Only stockholders of record at the close of business on March 14, 2016 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 14, 2016 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

If you have any questions regarding this information or the proxy materials, please contact our investor relations department at http://investors.amplifysnackbrands.com.

By Order of the Board of Directors,

Thomas Ennis

Chief Executive Officer

Austin, Texas

April 1, 2016

AMPLIFY SNACK BRANDS, INC.

2016 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

500 West 5th Street, Suite 1350

Austin, Texas 78701

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2016

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our 2016 Annual Meeting of Stockholders (the “Proxy Statement”) and the accompanying Notice of 2016 Annual Meeting of Stockholders. The Annual Meeting will be held at 8:00 a.m. Central Time on Thursday, May 12, 2016 at the JW Marriott Austin located at 110 E 2nd Street, Austin, Texas 78701. On or about April 1, 2016, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2015 Annual Report to Shareholders (“2015 Annual Report”).

In this Proxy Statement the terms “Amplify Snack Brands,” “the company,” “we,” “us,” and “our” refer to Amplify Snack Brands, Inc. and its subsidiaries. The mailing address of our principal executive offices is Amplify Snack Brands, Inc., 500 West 5th Street, Suite 1350, Austin, Texas 78701.

Record Date	March 14, 2016.

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	74,843,470 shares of common stock outstanding as of March 14, 2016.

Voting	There are four ways a stockholder of record can vote:

(1) by Internet at http://www.voteproxy.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 11, 2016 (have your proxy card in hand when you visit the website);

We encourage you to vote this way as it is the most cost-effective method;

(2) by toll-free telephone at 1-800-PROXIES (1-800-776-9437) or 1-718-921-8500 from outside the United States, until 11:59 p.m. Eastern Time on May 11, 2016 (have your proxy card in hand when you call);

(3) by completing and mailing your proxy card; or

(4) by written ballot at the Annual Meeting.

To be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 11, 2016. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals

Each share of our common stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the three nominees receiving the greatest number of votes will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Deloitte & Touche LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote. Proposal One is not considered a routine matter and brokers are not permitted to vote shares held by them and broker nonvotes will have no effect.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote “FOR” the election of the nominees for director and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Notice of Internet Availability of Proxy Materials	In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our 2015 Annual Report, primarily via the Internet. On or about April 1, 2016, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and 2015 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the Notice and proxies. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Emerging Growth Company	As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These provisions include:

	(1)	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

	(2)	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

	(3)	reduced disclosure about our executive compensation arrangements; and

	(4)	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements.

We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.0 billion in annual revenue; the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We have chosen to irrevocably “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards, but we intend to take advantage of certain of the other exemptions discussed above. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2017 annual meeting and the term of the Class III directors expires at the 2018 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Our Board has nominated William Christ, Chris Elshaw and Pamela Netzky for election as Class I directors to hold office until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

The biographies of each of the nominees, continuing directors and executive officers below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of the company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the company and who are otherwise “independent” directors under the published listing requirements of the New York Stock Exchange (the “NYSE”).

Executive Officers and Directors

The following table sets forth information regarding our directors and executive officers, including their ages, as of February 28, 2016:

Name	Age	Position
Executive Officers:
Thomas C. Ennis	49	Chief Executive Officer, President and Director
Brian Goldberg	42	Chief Financial Officer, Treasurer and Secretary
Jason Shiver	43	Executive Vice President, Sales and Marketing

Non-Employee Directors:
Jeffrey S. Barber(2)(3)	43	Chairman of the Board
William David Christ II(1)(3)	36	Director
Chris Elshaw(1)(2)(3)	55	Director
John K. Haley(1)(3)	64	Director
Dawn Hudson(2)(3)	58	Director

Founders and Directors:
Andrew S. Friedman	47	Senior Advisor and Director
Pamela L. Netzky	41	Senior Advisor and Director

(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Member of our nominating and corporate governance committee.

Information Concerning Nominees for Election for a Three-Year Term Ending at the 2019 Annual Meeting

William David Christ II. Mr. Christ has served as a member of our Board since July 2014. Mr. Christ joined TA Associates Management, L.P. (with its affiliates, “TA Associates”) in 2003, where he now serves as a Managing Director, and is primarily focused on investments in the consumer products, retail and restaurant industries. Mr. Christ currently serves or has served on the boards of several private companies including Towne Park, LLC, a hospitality services company from December 2013 to December 2014; Dymatize Enterprises LLC, a nutritional supplements company, from December 2010 to February 2014; Vatterott College, an educational services company, from November 2009 to June 2014; and Microban International Ltd., a branded ingredient company, from October 2008 to December 2011. Mr. Christ holds a Bachelor of Science in Business Administration from Washington and Lee University and a Master of Business Administration from the Tuck School of Business at Dartmouth College.

Mr. Christ was selected to serve on our Board because of his experience as a current and former director of many companies and his financial expertise.

Chris Elshaw. Mr. Elshaw has served on our Board since May 2015. From May 2009 until February 2015, Mr. Elshaw served as Executive Vice President and Chief Operating Officer of Revlon Inc. and its affiliates, a global cosmetics company. From October 2007 until May 2009, Mr. Elshaw served as Revlon’s Executive Vice President and General Manager, U.S. Region. From July 2002 until October 2007, Mr. Elshaw held several leadership roles within Revlon, including Senior Vice President and Managing Director, Europe, Middle East and Canada. From 1996 until 2002, Mr. Elshaw held several senior general management positions at Bristol-Myers Squibb Company (Clairol Division), a global pharmaceuticals company, including serving as General Manager of the U.K. and Ireland division. From November 2007 until February 2014, Mr. Elshaw served as a board member of the Personal Care Products Council, a cosmetic and personal care products industry association, and from February 2012 to February 2014, served as its Vice Chairman.

Mr. Elshaw was selected to serve on our Board because of his experience serving in leadership roles at various public companies.

Pamela L. Netzky. Ms. Netzky is our founder and has served on our Board since July 2014. From July 2014 to December 2015, Ms. Netzky also served as our Senior Advisor. From August 2010 to July 2014, Ms. Netzky served as the President of SkinnyPop Popcorn LLC, our predecessor company, (“SkinnyPop”). From 2008 to 2010, Ms. Netzky co-founded and served as the Chief Operating Officer of Wells Street Popcorn, LLC, a retail popcorn company. Ms. Netzky holds a Bachelor of Arts in Communications from DePaul University.

Ms. Netzky was selected to serve on our Board because of her experience and perspective as our founder and former President of the predecessor to our Company.

Information Concerning Directors Continuing in Office Until the 2017 Annual Meeting

Dawn Hudson. Ms. Hudson has served on our Board since October 2014. Since September 2014, Ms. Hudson has been the Chief Marketing Officer of the National Football League, a professional sports league. From March 2009 to September 2014, Ms. Hudson was a Vice-Chairman at The Parthenon Group, a global boutique consulting firm, serving as head of its consumer practice. Between 2002 and 2007, Ms. Hudson held several roles at Pepsi-Cola North America, a multi-national beverage company and division of PepsiCo, Inc., including President and Chief Executive Officer of Pepsi-Cola North America and PepsiCo Food Service from 2005 to 2007. Ms. Hudson also served as Executive Vice President of Sales and Marketing at Frito-Lay North America, Inc., an international snack food company, from 1996 to 1998. Ms. Hudson currently serves as a member of the board of directors and compensation committee of Nvidia Corp., a visual computing company; and as a member of the board of directors, audit committee and finance committee of Interpublic Group of Companies, Inc., a marketing solutions company. From 2001 to May 2015, Ms. Hudson served on the board of directors of Lowes Companies, Inc., a chain of retail home improvement and appliance stores, from May 2008 to March 2014, Ms. Hudson served on the board of directors, compensation committee, and audit committee of Allergan Inc., a pharmaceutical company, from 2010 to 2012, Ms. Hudson served on the board of PF Chang’s China Bistro, Inc., a restaurant chain, and from 2008 to 2010, Ms. Hudson served as Chairman of the board of the Ladies Professional Golf Association, a professional golfing organization. Ms. Hudson holds a Bachelor of Arts from Dartmouth College.

Ms. Hudson was selected to serve on our Board because of her extensive experience as a current and former director of many companies, including public companies, her experience as a chief executive officer and her knowledge of the snack food industry.

Andrew S. Friedman. Mr. Friedman is our founder and has served on our Board since July 2014. From July 2014 to December 2015, Mr. Friedman also served as our Senior Advisor. From August 2010 to July 2014, Mr. Friedman served as the Chief Executive Officer of SkinnyPop. From 2008 to 2010, Mr. Friedman co-founded and served as Chief Executive Officer of Wells Street Popcorn, LLC, a retail popcorn company. Mr. Friedman holds a Bachelor of Arts in Organizational Management from the University of Michigan and a Master of Business Administration with a major in Finance from The Wharton School of the University of Pennsylvania.

Mr. Friedman was selected to serve on our Board because of his experience and perspective as our founder and former Chief Executive Officer of the predecessor to our Company.

Information Concerning Directors Continuing in Office Until the 2018 Annual Meeting

Thomas C. Ennis. Mr. Ennis has served as our Chief Executive Officer, President, and has been a member of our Board since July 2014. From June 2009 to July 2014, Mr. Ennis served as the President and Chief Executive Officer of Oberto Sausage Co., Inc., a company manufacturing meat snacks, doing business as Oberto Brands. From August 2007 to June 2009, Mr. Ennis served as the Vice President of Marketing at Oberto Brands. From 2005 to 2007, Mr. Ennis served as the Vice President of Marketing at Maggiano’s, a Brinker International, Inc. national restaurant chain. From 2003 to 2005, Mr. Ennis was Marketing Director at The Dial Corporation, a personal care and household cleaning product company. From July 1996 to August 1997 and from April 1998 to 2003, Mr. Ennis served in various brand management roles at Unilever United States, Inc. From August 1997 to April 1998, Mr. Ennis worked at Nestle S.A., a food and beverage company. From 2012 to 2014, Mr. Ennis served as a member of the board of directors of Toosum Healthy Foods LLC, a private company manufacturing BFY, all-natural snack bars. Mr. Ennis holds a Bachelor of Arts in History and minor in English from Fordham University and a Master of Business Administration with a concentration in marketing from the University of Texas at Austin.

Mr. Ennis was selected to serve on our Board because of his previous experience as Chief Executive Officer of a major snack food company and his deep experience and knowledge of the snack food industry.

Jeffrey S. Barber. Mr. Barber has served as a member of our Board since July 2014, and chairman of the Board since April 2015. Mr. Barber joined TA Associates, a leading growth private equity firm, in 2001 and has served as a Managing Director since 2007. Currently, Mr. Barber co-heads TA Associates’ North American Consumer and Healthcare Group and serves or has served on the boards of several public and private companies including, Tectum Holdings, Inc., a vehicle products company, since 2014; Full Sail University, since 2011; the Los Angeles Film

School, since 2011; Vatterott College, an educational services company, from 2009; Cath Kidston Ltd, a fashion company, from 2010 to 2015; Dymatize Enterprises LLC, a nutritional supplements company, from December 2010 to February 2014 and Tempur Sealy International, Inc., a publicly-traded mattress company, from 2002 to 2009. Mr. Barber also serves as a Trustee of The Johns Hopkins University, The Buckingham, Brown and Nichols School and the US Lacrosse Foundation. Mr. Barber holds a Bachelor of Arts from Johns Hopkins University and a Masters of Business Administration from Columbia School of Business.

Mr. Barber was selected to serve on our Board because of his experience as a seasoned investor, a current and former director of many companies, including a public company, and his financial expertise.

John K. Haley. John K. Haley. Mr. Haley has served on our Board since April 2015. Mr. Haley currently serves as a member of the board of directors, a member of the compensation committee and chair of the audit committee at General Growth Properties, Inc., a publicly-traded real estate investment trust. Mr. Haley also serves on the audit committee and corporate governance committee of Truck Hero, Inc., a manufacturer of accessories for pick-up trucks, and also acts as a consultant, assisting with financial due diligence for private equity firms. From October 2010 to February 2014, Mr. Haley served as a member of the board of directors and chair of the audit committee at Body Central, Corp., a fashion apparel and accessories retailer. From November 2010 to September 2012, Mr. Haley served as a member of the board of directors at JW Childs Acquisition Corporation, a special purpose acquisition company. Mr. Haley was a partner at Ernst & Young LLP in Transaction Advisory Services from 1998 until 2009 and led the Transaction Advisory Services practice in Boston, Massachusetts. Prior to that, he was an Audit Partner at Ernst & Young LLP from 1988 until 1997, where he served as audit partner on a variety of public and private companies. Mr. Haley has given expert testimony on financial and accounting matters, and has experience in the real estate and retail industries. Mr. Haley has a Bachelor of Science in Business Administration with a concentration in Accounting from Northeastern University and has completed executive programs at Harvard Business School, Northwestern University and Babson College.

Mr. Haley was selected to serve on our Board because of his experience as a current and former director of many companies and his accounting expertise including significant experience in SEC registrations, restructurings, special investigations, forensic investigations, and public company requirements which allow him to provide key contributions to the Board on financial, accounting and corporate governance.

Information Concerning Executive Officers

In addition to Mr. Thomas Ennis, our Chief Executive Officer who also serves as a director, our executive officers as of March 31, 2016 consisted of the following:

Brian Goldberg. Mr. Goldberg has served as our Chief Financial Officer, Secretary and Treasurer since September 2014. From January 2013 to September 2014, Mr. Goldberg served as the Chief Financial Officer at Enersciences Holdings, LLC, a company focused on developing technology solutions for the energy industry, and Mr. Goldberg continues to serve on its board of directors. From January 2012 until December 2012, Mr. Goldberg served as the Chief Financial Officer at Badlands Power Fuels, LLC, an environmental services provider. From 2005 to December 2011, Mr. Goldberg served as the Chief Financial Officer and Chief Operating Officer at Sweet Leaf Tea Company, a beverage company. After Sweet Leaf Tea Company was sold to Nestle S.A., Mr. Goldberg was retained by Nestle to manage the integration. From 2004 to 2005, Mr. Goldberg served as Vice President of New Capital Partners, a private equity firm. Mr. Goldberg also serves, and has served on the boards of several private companies, including Rumble Drinks, a company manufacturing pre-packaged shakes, since September 2013; Runa LLC, a beverage company, from October 2012 to September 2014; and Freed Foods, Inc., an organic baby foods company doing business as NurtureMe since June 2011. Mr. Goldberg holds a Bachelor of Science in Management with a major in accounting from Tulane University, a Master of Accountancy with an emphasis in taxation from the University of Georgia, and a Master of Business Administration from The Darden School at The University of Virginia.

Jason Shiver. Mr. Shiver has served as our Executive Vice President, Sales and Marketing, since December 2015, and was previously our Senior Vice President of Sales from July 2014 to December 2015. From May 2013 until July 2014, Mr. Shiver was employed by Precision Capital Group, LLC and served as Vice President of Sales at SkinnyPop. From April 2012 to December 2013, Mr. Shiver served as the General Manager and Senior Vice

President of Sales for Rickland Orchards, LLC, a yogurt snack company. From February 2008 to March 2012, Mr. Shiver served as the Senior Vice President of Sales and Marketing at Glutino USA, Inc., a gluten-free snack food company, which was acquired by Boulder Brands, Inc., a diversified food company. From May 2003 to January 2008, Mr. Shiver held several roles at Atkins Nutritionals, Inc., the leader in low-carb foods and beverages, including Vice President of Sales. From September 2001 to May 2003, Mr. Shiver was a Southeast Regional Sales Manager at Acirca, Inc., an organic foods and beverages company. From August 2000 to September 2001, Mr. Shiver was a National Account Manager at Arizona Beverages USA LLC. Mr. Shiver holds a Bachelor of Science in Marketing from University of South Florida.

CORPORATE GOVERNANCE

Our Board, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the Board selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies. A copy of our corporate governance guidelines can be found on our website at https://investors.amplifysnackbrands.com.

Our Board and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules and the listing standards of NYSE.

Besides verifying the independence of the members of our Board and committees (which is discussed in the section titled “Independence of the Board of Directors” below), at the direction of our Board, we also:

•	Periodically review and make necessary changes to the charters for our audit, compensation and nominating and corporate governance committees;

•	Have established disclosures control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;

•	Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and

•	Have a code of business conduct and ethics that applies to our officers, directors and employees.

In addition, we have adopted a set of corporate governance guidelines. The nominating and corporate governance committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Our corporate governance guidelines address such matters as:

•	Director Independence—Independent directors must constitute at least a majority of our Board;

•	Monitoring Board Effectiveness—The Board must conduct an annual self-evaluation of the Board and its committees;

•	Board Access to Independent Advisors—Our Board as a whole, and each of its committees separately, have authority to retain independent experts, advisors or professionals as each deems necessary or appropriate; and

•	Board Committees—All members of the audit, compensation and nominating and corporate governance committees are independent in accordance with applicable SEC and NYSE criteria.

Meetings of the Board of Directors

Our Board held seven meetings in fiscal year 2015. Each director attended at least 75% of all meetings of the Board and the committees on which they served that were held during fiscal year 2015. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as our Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of the Board and all meetings of the committees on which they serve.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. A copy of our code of business conduct and ethics is available on our Internet website at https://investors.amplifysnackbrands.com and may also be obtained without charge by contacting our Secretary at Amplify Snack Brands, Inc., 500 West 5th Street, Suite 1350, Austin, Texas 78701. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as required by the applicable rules and exchange requirements. During fiscal year 2015, no waivers were granted from any provision of the code of business conduct and ethics.

Independence of the Board of Directors

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has determined that Ms. Hudson and Messrs. Christ, Barber, Elshaw and Haley do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC, and the listing standards of the NYSE. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.” Mr. Christ is a member of the audit committee and is not considered an independent director under NYSE listing standards for purposes of the audit committee as that term is defined in Rule 10A-3(b) of the Exchange Act as discussed in the section titled “Audit Committee”.

Board’s Role in Risk Oversight

Our Board’s role in overseeing the management of our risks is conducted primarily through committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. Our full Board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our company, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risks Related to Compensation Policies and Practices

As part of its oversight function, our Board, and our compensation committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our Board has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.

Board Leadership Structure

We believe that the structure of our Board and its committees provides strong overall management of our company. Our Chairman of our Board and our Chief Executive Officer roles are separate. This structure enables each person to focus on different aspects of company leadership. Our Chief Executive Officer is responsible for setting the strategic direction of our company, the general management and operation of the business and the guidance and oversight of senior management. The Chairman of our Board monitors the content, quality and timeliness of information sent to our Board and is available for consultation with our Board regarding the oversight of our business affairs.

We believe this structure of a separate Chairman of our Board and Chief Executive Officer, reinforces the independence of our Board as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our Board.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of the audit, compensation, and nominating and corporate governance committees operates pursuant to a separate written charter adopted by our Board that is available to stockholders on our Internet website at https://investors.amplifysnackbrands.com.

Audit Committee

Our audit committee consists of Messrs. Christ, Elshaw, and Haley, with Mr. Haley serving as Chair. Under the NYSE listing standards and applicable SEC rules, we are required to have three members of the audit committee. Subject to phase-in rules, the NYSE and Rule 10A-3 of the Exchange Act requires that the audit committee of a listed company be comprised solely of independent directors. We have twelve months from the date our securities were first listed on the NYSE to comply with the audit committee independence requirements. Mr. Christ, who is not an independent director for audit committee purposes because of his association with TA Associates, will serve on the audit committee until an additional independent director is appointed. The other members named in this committee are independent. Each member of our audit committee meets the financial literacy requirements of the listing standards of the NYSE. Mr. Haley is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the 1933 Securities Act, as amended, (the “Securities Act”). Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions;

•	obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal control procedures, any material issues with such procedures and any steps taken to deal with such issues; and

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. Our audit committee held six meetings during fiscal year 2015.

Compensation Committee

Our compensation committee consists of Messrs. Barber, Elshaw, and Ms. Hudson, with Ms. Hudson serving as Chairperson. The composition of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code. The purpose of our compensation committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or make recommendations to our Board regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans, including approval of all equity grants;

•	reviews and approves and makes recommendations to our Board regarding incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE.

Our compensation committee held five meetings during fiscal year 2015.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Barber, Christ, Elshaw and Haley and Ms. Hudson, with Mr. Christ serving as Chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our Board regarding, nominees for election to our Board and its committees;

•	evaluates the performance of our Board and of individual directors;

•	considers and makes recommendations to our Board regarding the composition of our Board and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our Board regarding corporate governance guidelines and governance matters.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of the NYSE. Our nominating and corporate governance committee held two meetings during fiscal year 2015.

Identifying and Evaluating Director Nominees

The Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in these corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Minimum Qualifications

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board does not maintain a specific policy with respect to board diversity, our Board believes that our Board should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual Board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board the director nominees for selection.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at Amplify Snack Brands, Inc., 500 West 5th Street, Suite 1350, Austin, Texas 78701, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every stockholder the ability to communicate with the Board as a whole, the non-employee directors as a group and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders and other interested parties may send such communication to our Secretary at secretary@amplifysnackbrands.com or via U.S. Mail or Expedited Delivery Service to: Amplify Snack Brands, Inc., 500 West 5th Street, Suite 1350, Austin, Texas 78701, Attn: Board of Directors c/o Secretary.

For a stockholder communication directed to an individual director in his or her capacity as a member of the Board, stockholders and other interested parties may send such communication to the attention of the individual director at secretary@amplifysnackbrands.com or via U.S. Mail or Expedited Delivery Service to: Amplify Snack Brands, Inc., 500 West 5th Street, Suite 1350, Austin, Texas 78701, Attn: [Name of Individual Director].

The Secretary shall review all incoming communications and forward such communications to the appropriate member(s) of the Board. The Secretary will generally not forward communications that are unrelated to the duties and responsibilities of the Board, including communications that the Secretary determines to be primarily commercial in nature, product complaints or inquires, and materials that are patently offensive or otherwise inappropriate.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Deloitte & Touche LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2016, and we are asking you and other stockholders to ratify this appointment. During our fiscal year ended December 31, 2015, Deloitte & Touche LLP served as our independent registered public accounting firm.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board is submitting the appointment of Deloitte & Touche LLP to stockholders for ratification. A majority of the votes properly cast is required to ratify the appointment of Deloitte & Touche LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Deloitte & Touche LLP, we will review our future appointment of Deloitte & Touche LLP.

We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In connection with our initial public offering (our “Public Offering”), we adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. The audit committee pre-approved all services performed since the pre-approval policy was adopted.

Audit Fees

The following table sets forth the fees billed or expected to be billed by Deloitte & Touche LLP for audit, audit-related, tax and all other services rendered for 2014 and 2015 (in thousands):

Fee Category	2014	2015
Audit Fees	$562	$1,805
Audit-Related Fees	—	18
Tax Fees	—	205
All Other Fees	—	—

Total Fees	$562	$2,028

Audit Fees. Consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our 2015 Annual Report and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for fiscal 2015 also consisted of professional services rendered in connection with our Registration Statement on Form S-1 related to the Public Offering of our common stock completed in August 2015.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which include subscription fees paid for access to online accounting research software applications and data.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Amplify Snack Brands specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the Board. The audit committee consists of the three directors whose names appear below. Mr. Christ, who is not an independent director for audit committee purposes, will serve on the audit committee until an additional independent director is appointed. None of the members of the audit committee is an officer or employee of Amplify Snack Brands, and the Board has determined that each of Messrs. Elshaw and Haley are “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable NYSE rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE.

The audit committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the company’s consolidated financial statements for 2015 and met with management, as well as with representatives of Deloitte & Touche LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the audit committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with members of Deloitte & Touche LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the company’s audited consolidated financial statements for 2015 be included in its Annual Report on Form 10-K for 2015.

Audit Committee

William David Christ II

Chris Elshaw

John K. Haley

EXECUTIVE COMPENSATION

Overview

Our compensation programs are designed to:

•	attract, motivate and retain employees at the executive level who contribute to our long-term success;

•	provide compensation packages to our executives that are competitive, reward the achievement of our business objectives and effectively align their interests with those of our stockholders; and

•	increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the company.

Our compensation committee is primarily responsible for developing and implementing our compensation policies and establishing and approving the compensation for all of our executive officers. The compensation committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our Chief Executive Officer. The compensation committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our compensation committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions. In 2015, the compensation committee retained Aon Hewitt as its independent compensation consultant.

Executive Compensation Components

Our executive compensation consists of base salary, cash incentive bonuses, long-term incentive compensation, and broad-based benefits programs. We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation. The compensation committee considers a number of factors in setting compensation for our executive officers, including Company performance, as well as the executive’s performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies.

Summary Compensation Table—2015

The following table presents information regarding the compensation awarded to, earned by, and paid to each individual who served as our principal executive officer and the two most highly-compensated executive officers (other than the principal executive officer) as of the last day of the fiscal year ended December 31, 2015 (such individuals collectively referred to as our “Named Executive Officers”). The following table also presents information regarding the compensation awarded to, earned by, and paid to each of our Named Executive Officer during the fiscal year ended December 31, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Current Named Executive Officers:

Thomas Ennis	2015	500,000	915,000	(2)	—	378,294	(3)	13,200	(4)	1,806,494
Chief Executive Officer	2014	310,213	420,000		3,499,314	—		50,100		4,279,627

Brian Goldberg	2015	300,000	350,000	(2)	—	226,977	(3)	13,200	(4)	890,177
Chief Financial Officer	2014	87,500	400,000		1,544,814	—		3,900		2,036,214

Jason Shiver	2015	250,000	300,000	(2)	—	189,147	(3)	13,200	(4)	752,347
Executive Vice President of Sales and Marketing	2014	154,006	70,000		1,235,852	50,000		6,000		1,515,858

(1)	The amounts reported in the Stock Awards column represent the aggregate grant date fair value of the equity-based compensation granted to the Named Executive Officers as computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the aggregate grant date fair value of the shares reported in the Stock Awards column are set forth in our financial statements included in our 2015 Annual Report for the fiscal year ended December 31, 2015. The amounts reported in this column reflect the accounting cost for these shares and do not correspond to the actual economic value that may be received by the Named Executive Officers for the shares.
(2)	Messrs. Ennis, Goldberg and Shiver each received a one-time lump sum performance bonus equal to $500,000, $350,000 and $300,000, respectively, for exceptional performance during the fiscal year ended December 31, 2015. In addition, in July 2015, Mr. Ennis received a one-time retention bonus equal to $415,000 for completing one year of employment with the Company.
(3)	Represents the annual performance bonus earned by Messrs. Ennis, Goldberg and Shiver under the Company’s bonus plan, based on the Company’s achievement of net revenue and EBITDA targets.
(4)	Amount includes reimbursements for automobile-related expenses and mobile telephone charges.

Bonuses

In connection with our Public Offering in August 2015, we paid one-time lump sum performance bonuses equal to $500,000, $350,000 and $300,000 to Messrs. Ennis, Goldberg and Shiver, respectively. We determined that these performance bonuses were warranted based on the exceptional leadership of each of Messrs. Ennis, Goldberg and Shiver, who drove the Company’s continued growth trajectory during 2015 while also preparing the Company for its Public Offering. Our Board reviewed the efforts of these individuals during this time period and determined their performance, in this unique situation, to be above and beyond what was expected as part of their existing employment arrangements (as described below). As such, our Board approved these one-time, transaction-related bonuses, which were derived based on a calculation of (i) one times the base salary for Mr. Ennis, and (ii) one times the base salary plus $50,000 for Messrs. Goldberg and Shiver. In 2015, Mr. Ennis was also paid a one-time retention bonus equal to $415,000, for completing one year of employment with the Company in July 2015, as provided for in his Prior Agreement (as defined below).

In addition, with respect to the fiscal year ended December 31, 2015, Messrs. Ennis, Goldberg and Shriver each earned an annual performance bonus under the Company’s bonus plan, based on the Company’s achievement of net revenue and EBITDA targets. Based on the Company’s achievement of the relevant performance goals for 2015, our Board determined that the bonuses would be paid at 151.3% of target for each of Messrs. Ennis, Goldberg and Shriver.

Changes in Compensation for our Named Executive Officers

On March 24, 2016, the compensation committee of the Board approved, effective January 1, 2016: (i) an increase to the target annual cash incentive bonus (as a percentage of each named executive officer’s annual base salary) for Mr. Ennis, Mr. Goldberg and Mr. Shiver from 50%, 50% and 50%, respectively, to 85%, 60% and 60%, respectively and (ii) an increase in the annual base salary for Mr. Shiver from $250,000 to $300,000.

Employment Agreements and Termination of Employment and Change in Control Arrangements

We had initially entered into employment agreements with each of our Named Executive Officers prior to our Public Offering (collectively, the “Prior Agreements”), which were replaced with new employment agreements, as further described below, in connection with our Public Offering. These new employment agreements set forth the terms and conditions of employment of each Named Executive Officer, including initial base salary, target annual bonus opportunity and standard employee benefit plan participation. These new employment agreements also contain provisions that provide for certain payments and benefits in the event of a termination of employment.

New Employment Agreements for our Named Executive Officers

In July 2015, we entered into new employment agreements with each of Messrs. Ennis, Goldberg and Shiver, effective as of the completion of our initial offering, pursuant to which the executives will continue to serve as our Chief Executive Officer, Chief Financial Officer and Executive Vice President of Sales, respectively. The terms of the new employment agreements are substantially similar to each other and provide for at-will employment. The agreements also set forth initial base salaries of $500,000, $300,000 and $250,000 for Messrs. Ennis, Goldberg and Shiver, respectively, annual target bonuses of 50% of each executive’s applicable base salary, eligibility to participate in benefit plans generally and reimbursement of up to $1,100 per month for automobile-related expenses and mobile telephone charges. The base salary for Mr. Shiver and the annual target bonuses for Messrs. Ennis, Goldberg and Shiver were increased in 2016, as described above.

Involuntary Termination of Employment

Pursuant to the new employment agreements, in the event the applicable Named Executive Officer is terminated by us without “cause” (as defined in the agreement) or he resigns for “good reason” (as defined in the agreement), subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, the Named Executive Officer will be entitled to (i) a cash severance equal to 100% of his base salary (payable in 12 equal installments) and (ii) up to 12 monthly cash payments equal to our monthly contribution for health insurance for the Named Executive Officer.

Involuntary Termination of Employment in Connection with a Change in Control

In the event the applicable Named Executive Officer is terminated by us without cause or he resigns for good reason, each within 24 months following a “change in control” (as defined in the agreement), subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, the Named Executive Officer will not be entitled to the severance benefits described above, but will instead be entitled to the following: (i) a cash severance equal to 200% of his base salary (payable in 24 equal installments), (ii) up to 24 monthly cash payments equal to our monthly contribution for health insurance for the Named Executive Officer and (iii) full accelerated vesting of all outstanding and unvested equity awards of the Company held by the Named Executive Officer.

The payments and benefits provided under the new employment agreements in connection with a change in control may not be eligible for federal income tax deduction for the Company pursuant to Section 280G of the Internal Revenue Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to each Named Executive Officer in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

Pursuant to the new employment agreements, each of the Named Executive Officers will be subject to standard perpetual confidentiality and nondisclosure, assignment of IP work product and 18-month post-termination noncompetition and non-solicitation of employees, independent contractors and customers covenants.

Change in Control

The new employment agreements also provide that in the event of a change in control where the parties thereto do not provide for the assumption, continuation or substitution of equity awards of the Company, any and all outstanding and unvested equity awards held by the applicable Named Executive Officer with vesting, conditions or restrictions that are solely time-based, will become fully vested as of the effective time of the change in control.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes, for each of the Named Executive Officers, the outstanding shares of restricted stock held by our Named Executive Officers as of December 31, 2015.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested(#)(1)	Market Value of Shares or Units of Stock that Have Not Vested($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Current Named Executive Officers:
Thomas Ennis	1,958,873	22,566,217	—	—
Brian Goldberg	1,012,892	11,668,516	—	—
Jason Shiver	761,204	8,769,070	—	—

(1)	Each restricted stock award was granted pursuant to our 2015 Stock Option and Incentive Plan. The shares of restricted stock vest 25% on the first anniversary of the vesting reference date (July 7, 2014 for Mr. Ennis, July 17, 2014 for Mr. Shiver and September 15, 2014 for Mr. Goldberg), and thereafter, 2.0833% on the final day of each of the following 36 months, subject to the Named Executive Officer’s continued employment with the Company through each applicable vesting date. For Mr. Ennis only, in the event of a sale of the Company, all unvested shares will be fully vested.
(2)	Based on the Company’s closing market price of $11.52 per share on December 31, 2015.

Equity Compensation Plan Information

The table below presents information as of December 31, 2015 for our equity compensation plans approved by our stockholders. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category	(a) Number of common stock to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by stockholders(2)	5,240,358	$10.72	5,546,767
Equity compensation plans not approved by stockholders	—	—	—

Total	5,240,358	$10.72	5,546,767

(1)	Reflects the weighted-average exercise price of 150,000 stock options outstanding as of December 31, 2015, under the 2015 Stock Option and Incentive Plan (“2015 Plan”). Restricted stock awards and restricted stock units do not have an exercise price and are not included in the calculation of the weighted-average exercise price set forth in column (b).
(2)	Includes our 2015 Plan.

Section 401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual Code limits. We have the ability to make discretionary contributions to the 401(k) plan but have not done so to date. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Director Compensation

Prior to our Public Offering in August 2015, we did not have a formal policy or plan under which to make equity award grants or to pay cash retainers to our non-employee directors. Non-employee directors who were not affiliated with TA Associates generally received a cash fee of $15,000 for every meeting attended in person and $5,000 for every meeting attended telephonically, as well as an initial equity grant of 180,444 shares of restricted stock. Employee directors did not receive additional compensation for service as a member of our Board. In July 2015, our Board adopted a non-employee director compensation policy, effective as of the date of our Public Offering, which is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high-caliber non-employee directors. Under this policy, all non-employee directors will be paid cash compensation as set forth below:

Board of Directors	Annual Retainer
All non-employee members	$55,000

Additional Annual Retainers
Chairperson of the board of directors	$35,000
Audit Committee Chairperson	$15,000
Audit Committee member	$2,500
Compensation Committee Chairperson	$10,000
Compensation Committee member	$2,500
Nominating and Corporate Governance Committee Chairperson	$5,000
Nominating and Corporate Governance Committee member	$2,500

In addition, under the policy, we will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board or committee meetings.

Director Compensation Table

The following table presents the total compensation for each person who served as a member of our Board during the year ended December 31, 2015. Thomas Ennis, who is our Chief Executive Officer, was an employee during fiscal year 2015 and received no additional compensation for his service as a member of our Board. The compensation received by Mr. Ennis, as a Named Executive Officer of the Company, is presented in “Executive Compensation—Summary Compensation Table—2015”.

Director Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)		All Other Compensation ($)		Total ($)
Jeffrey S. Barber	39,583	—		—		39,583
William D. Christ	26,042	—		—		26,042
Chris Elshaw(4)	41,042	586,290	(5)	—		627,332
Andrew Friedman(6)	—	—		12,799,522	(7)	12,799,522
John K. Haley(8)	45,208	586,290	(5)	—		631,498
James Hart(9)	—	—		—		—
Dawn Hudson	58,125	—		—		58,125
Pamela Netzky(6)	—	—		12,799,522	(7)	12,799,522

(1)	As of December 31, 2015, Messrs. Elshaw, and Haley and Ms. Hudson had 110,451, 110,451, 135,333 shares of restricted stock, respectively, outstanding and Messrs. Barber, Christ and Friedman and Ms. Netzky each had 0 shares of restricted stock outstanding.
(2)	Messrs. Barber, Christ and Hart were affiliated with TA Associates, and their annual retainers were paid to TA Associates.
(3)	The amounts reported in the Stock Awards column represent the aggregate grant date fair value of equity-based compensation granted to the directors during the year ended December 31, 2015 as computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the aggregate grant date fair value of shares reported in the Stock Awards column are set forth in our financial statements included in our 2015 Annual Report for the fiscal year ended December 31, 2015. The amounts reported in this column reflect the accounting cost for these shares and do not correspond to the actual economic value that may be received by the directors for the shares.
(4)	Mr. Elshaw was appointed to our Board in May 2015.
(5)	Messrs. Elshaw and Haley each received an initial grant of 180,444 shares of restricted stock in connection with his appointment to our Board. Each restricted stock award was granted pursuant to our 2015 Stock Option and Incentive Plan. The shares of restricted stock vest 25% on the first anniversary of the vesting commencement date (May 6, 2015 for Mr. Elshaw and March 28, 2015 for Mr. Haley), and thereafter, 2.0833% on the final day of each of the following 36 months, subject to the director’s continued service to the Company through each applicable vesting date.
(6)	Mr. Friedman and Ms. Netzky were senior advisors to the Company, as well as directors, during the fiscal year ended December 31, 2015, and accordingly, did not receive any fees in connection with their services as members of our Board. Mr. Friedman and Ms. Netzky ceased to serve as senior advisors to the Company effective December 31, 2015.
(7)	Pursuant to their senior advisor agreements with the Company, Mr. Friedman and Ms. Netzky were each entitled to the following payments during the fiscal year ended December 31, 2015: (i) an annual base salary equal to $200,000; (ii) a bonus payment equal to $9,250,000, based the Company’s achievement of various contribution margins metrics in fiscal year 2015; (iii) tax-related payments equal to $3,348,322; and (iv) $1,200 for the reimbursement of mobile telephone charges.
(8)	Mr. Haley was appointed to our Board in April 2015.
(9)	Mr. Hart resigned from our Board in March 2015.

Senior Advisor Agreements for Andrew Friedman and Pamela Netzky

Prior to July 2014, Mr. Friedman and Ms. Netzky served as our Chief Executive Officer and President, respectively. In July 2014, the Company entered into an agreement with each of Mr. Friedman and Ms. Netzky for the position of

Senior Advisor. The terms of the agreements were until December 31, 2015. The agreements set forth each individual’s initial annual base salary of $200,000 and eligibility to participate in our benefit plans generally. The agreements also provided for each individual’s eligibility to receive a cash payment of up to $10 million (the “Cash Payment”), based on achievement by the Company of certain contribution margin metrics during the period commencing on January 1, 2015 and ending on December 31, 2015. In March 2016, we made a payment of $9,250,000 to each of Mr. Friedman and Ms. Netzky as full payment of the Cash Payments. Furthermore, in connection with the payments, the agreements provided each individual with an additional tax benefit equal to (i) in the case of the taxable year in which the Cash Payment is paid or any subsequent taxable year, the net excess (if any) of (A) the taxes that would have been paid by the Company in respect of such taxable year calculated without taking into account the payment of the Cash Payment over (B) the actual taxes payable by the Company in respect of such taxable year and (ii) in the case of any taxable year prior to the year in which the Cash Payment is paid, the amount of any tax refund resulting from carrying back any operating losses to the extent attributable to the Cash Payment. In December 2014, Mr. Friedman and Ms. Netzky each entered into an agreement with the Company, pursuant to which each individual received an advancement of $750,000 of the Cash Payment in 2014. The agreements did not subject Mr. Friedman or Ms. Netzky to any clawback provisions with respect to the advanced Cash Payment and neither individual had any obligation to repay such amount to the Company under any circumstances.

Mr. Friedman and Ms. Netzky are each subject to standard perpetual confidentiality and nondisclosure and assignment of intellectual property work product covenants, as well as noncompetition and non-solicitation of employees, independent contractors and customers covenants through the later of (1) seven years after July 17, 2014 and (2) 18 months after Mr. Friedman or Ms. Netzky, as applicable, ceases to provide services to the Company.

For each of Mr. Friedman and Ms. Netzky, in the event of a termination due to death, by the Company without cause or by the individual for good reason, and subject to his or her, as applicable, delivery of a fully effective release of claims, the individual would have been entitled to continued base salary through December 31, 2015 (paid in accordance with the Company’s standard payroll procedures) and a monthly payment equal to the executive’s COBRA premium through December 31, 2015. In addition, each individual would have remained eligible to receive the Cash Payment as if he or she were still providing services to the Company.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Jeffrey S. Barber, member of our compensation committee, is affiliated with TA Associates. In July 2014, investment funds managed by TA Associates acquired a controlling interest in our parent company. Certain of our stockholders, including TA Associates, are parties to our registration rights agreement and are entitled to specified registration rights thereunder. We have also entered into a stockholders agreement with TA Associates.

Report of the Compensation Committee of the Board of Directors

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Amplify Snack Brands specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the section captioned “Executive Compensation” with management. Based on such review and discussions, the compensation committee recommended to the Board that this “Executive Compensation” section be included in this proxy statement for the year ended December 31, 2015.

Compensation Committee

Jeffrey S. Barber

Chris Elshaw

Dawn Hudson

Insider Trading Policy and Rule 10b5-1 Sales Plans

We have an insider trading policy that prohibits our officers, directors, employees, and certain other persons from engaging in, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to the company’s common stock. Our insider trading policy permits our officers, directors and employees to enter into trading plans complying with Rule 10b5-1 under the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2016 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group;

•	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; and

•	each of the selling stockholders in our Public Offering.

We have determined beneficial ownership in accordance with the rules of the SEC, and therefore it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options and restricted stock units outstanding as of February 28, 2016 that were exercisable or issuable or will become exercisable or issuable within 60 days of February 28, 2016 to be outstanding and to be beneficially owned by the person holding the option or restricted stock unit for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock on 74,843,470 shares of our common stock outstanding as of February 28, 2016.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Amplify Snack Brands, Inc., 500 West 5th Street, Suite 1350, Austin, Texas 78701.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers and Directors:
Thomas C. Ennis(1)	2,895,827	3.9%
Brian Goldberg(2)	1,502,966	2.0%
Jason Shiver(3)	1,217,606	1.6%
Jeffrey S. Barber(4)	43,522,422	58.2%
William D. Christ II(4)	43,522,422	58.2%
Chris Elshaw(5)	110,451	*
Andrew S. Friedman(6)	3,156,958	4.2%

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
John K. Haley(7)	110,451	*
Dawn Hudson(8)	218,487	*
Pamela L. Netzky(9)	3,156,958	4.2%
All directors and executive officers as a group (ten persons)(10)	55,892,126	74.7%

5% Stockholders:
Investment funds and entities affiliated with TA Associates(4)	43,522,422	58.2%
FMR LLC (11)	4,959,724	6.6%

*	Less than one percent (1%).
(1)	Consists of (i) 1,000,144 shares of common stock and (ii) 1,895,683 shares of restricted stock subject to continued vesting as of February 28, 2016.
(2)	Consists of (i) 520,768 shares of common stock and (ii) 982,198 shares of restricted stock subject to continued vesting as of February 28, 2016.
(3)	Consists of (i) 480,957 shares of common stock and (ii) 736,649 shares of restricted stock subject to continued vesting as of February 28, 2016.
(4)	Consists of (i) 31,578,335 shares held by TA XI L.P., (ii) 4,109,761 shares held by TA Atlantic and Pacific VII-A L.P., (iii) 6,980,945 shares held by TA Atlantic and Pacific VII-B L.P. and (iv) 853,381 shares held by TA Investors IV L.P. (the “TA Associates Funds”). TA Associates, L.P. is the ultimate general partner or manager of each of such entity. Investment and voting control of the TA Associates Funds is held by TA Associates, L.P as of February 28, 2016. No stockholder, director or officer of TA Associates, L.P. has voting or investment power with respect to our shares of common stock held by the TA Associates Funds. Voting and investment power with respect to such shares is vested in a four-person investment committee consisting of the following employees of TA Associates, L.P.: Jeffrey S. Barber, William D. Christ II, Roger B. Kafker and Richard Tadler. The address of each TA Associates Fund is 200 Clarendon Street, 56th floor, Boston, Massachusetts 02116.
(5)	Consists of (i) 0 shares of common stock and (ii) 110,451 shares of restricted stock subject to continued vesting as of the date of February 28, 2016.
(6)	Consists of (i) 3,156,958 shares of common stock held by A&J Popcorn Holdings, LLC in which Mr. Friedman has sole voting and dispositive power and (ii) 0 shares of restricted stock held by A&J Popcorn Holdings, LLC in which Mr. Friedman has sole voting and dispositive power subject to continued vesting as of the date of February 28, 2016.
(7)	Consists of (i) 0 shares of common stock and (ii) 110,451 shares of restricted stock subject to continued vesting as of the date of February 28, 2016.
(8)	Consists of (i) 86,913 shares of common stock and (ii) 131,574 shares of restricted stock subject to continued vesting as of the date of February 28, 2016.
(9)	Consists of (i) 3,156,958 shares of common stock held by P&A Capital LLC in which Ms. Netzky has sole voting and dispositive power and (ii) 0 shares of restricted stock held by P&A Capital LLC in which Ms. Netzky has sole voting and dispositive power subject to continued vesting as of the date of this prospectus.
(10)	Consists of (i) 51,925,120 shares of common stock and (ii) 3,967,006 shares of restricted stock subject to continued vesting as of the date of February 28, 2016.
(11)	Based on information reported by FMR LLC on Schedule 13G filed with the SEC on February 12, 2016, consists of 4,959,724 shares of common stock held by FMR LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2015, except for two late filings (one Form 3 and Form 4) for one of our directors, all required reports were filed on a timely basis under Section 16(a).

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than the transactions discussed below and the compensation agreements, equity compensation policies, grants of certain equity awards and other arrangements which are discussed above in “Executive Compensation,” in 2015, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

The May 2015 Special Dividend

In May 2015, SkinnyPop made a distribution of $22.3 million to us which we distributed to our parent, which subsequently distributed such proceeds to its unit holders. We refer to this distribution as the May 2015 Special Dividend. The May 2015 Special Dividend was paid to provide a return on investment and liquidity to our equityholders and was not used to pay any part of the consideration of the purchase of SkinnyPop. We paid for the May 2015 Special Dividend with the proceeds from borrowings under our third amended credit facility.

The Board considered a number of different factors in making its determination to declare and distribute May 2015 Special Dividend using proceeds from the Company’s third amended credit facility. As an overall objective, the Board desired to provide its stockholders with a modest return on equity capital in a manner that also optimized the Company’s balance sheet from a corporate finance perspective. Given the Company’s historical levels of operating cash flow less capital expenditures, the Board believed that incurring additional indebtedness at historically-favorable market rates would allow the Company to reduce its cost of capital, while at the same time preserving the Company’s ability to fund future acquisitions and meet the Company’s future growth objectives. The Board reviewed various analyses (some of which were prepared for the Board by independent third party advisors) regarding the Company’s expected pro forma interest and fixed charge coverage ratios and the Company’s ongoing ability to meet its pro forma debt service requirements for the foreseeable future. After considering all of these factors, the Board determined to pay the May 2015 Special Dividend, and to fund the dividend using proceeds from the Company’s third amended credit facility.

Registration Rights Agreement

We have entered into a Registration Rights Agreement with certain holders of our common stock. The Registration Rights Agreement provides such stockholders with rights with respect to the registration of their shares under the Securities Act. The registration rights set forth in the Registration Rights Agreement will terminate, with respect to any particular stockholder, with the prior written consent of TA Associates in connection with a Change of Control (as defined in the Registration Rights Agreement), on the date such stockholder does not beneficially own any shares subject to the agreement, or, if earlier, when such stockholder is able to freely trade its shares without restriction on the basis of the volume limitations under Rule 144 of the Securities Act. We will pay the registration expenses (other than underwriting discounts, selling commissions and stock transfer taxes) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Stockholders Agreement

We and entities affiliated with TA Associates have entered into a stockholders agreement which we refer to as our stockholders agreement. Under our stockholders agreement, TA Associates has the right to designate three of the members of our Board if TA Associates owns at least 50% or more of the shares they held immediately following the Public Offering regardless of the percentage such shares represent of our total outstanding shares, two members of our Board if TA Associates owns between 25% and 50% of the shares they held immediately following the Public Offering regardless of the percentage such shares represent of our total outstanding shares and one member of our Board if TA Associates owns between 12.5% and 25% of the shares they held immediately following the Public Offering regardless of the percentage such shares represent of our total outstanding shares.

Our stockholders agreement provides that so long as the entities affiliated with TA Associates hold at least 25% of the shares they held immediately following our Public Offering regardless of the percentage such shares represent of our total outstanding shares, we, and our subsidiaries, shall not take the following actions (or enter into an agreement to take such actions) without the approval of at least one director designated by TA Associates:

•	increase or decrease the authorized number of members of our Board;

•	amend our amended and restated certificate of incorporation or amended and restated bylaws or the organizational documents of any of our subsidiaries;

•	issue, create or assume any debt or equity security or debt obligation, or refinance, repurchase or prepay any security (other than repurchases of our common stock in accordance with agreements previously approved by our Board, including at least one director designated by TA Associates) or debt obligation;

•	pay or declare any dividend or make any distribution on, or repurchase or redeem shares of our common stock (other than repurchases of our common stock in accordance with agreements previously approved by our Board, including at least one director designated by TA Associates);

•	effect any sale, liquidation or dissolution of the Company, or sell, transfer or otherwise dispose of any of the material assets or properties of the Company or any of its subsidiaries, or merge with or into, or consolidate with, another entity or effect any recapitalization, reorganization, change of form of organization, forward or reverse split, dividend or similar transaction;

•	acquire any business, material assets or property for consideration in excess of $15,000,000, whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise or make any investment in any person or entity in an amount in excess of $15,000,000;

•	hire or terminate any our executive officers, or enter into, amend or modify or waive any material term of any employment agreement or material term of employment with any of our executive officers; or

•	take any action to initiate, to cause or that would result in, the voluntary bankruptcy, insolvency, dissolution, liquidation or winding up of the Company or any of its subsidiaries.

Tax Receivable Agreement

The former holders of existing units in our previous parent company entered into a tax receivable agreement giving them the right to receive future payments. In 2015, all of the former holders of existing units in our previous parent company collectively assigned their interests to a new counterparty. This tax receivable agreement provides that we will be obligated to make annual payments to the counterparty equal to 85% of the U.S. federal, state and local tax benefits realized by us and our subsidiaries from the utilization of certain tax attributes that were generated when we were acquired by affiliates of TA Associates in July 2014. We will retain approximately 15% of the U.S. federal, state and local tax benefits realized from the utilization of such tax attributes. Unless earlier terminated in accordance with its terms, the tax receivable agreement will continue in force and effect until there is no further potential for tax benefit payments to be made by us to the counterparty in respect of the historical U.S. federal, state and local tax benefits that are the subject of the agreement. Based on current tax rules and regulations as of the date of this prospectus, we would expect the potential for tax benefit payments to cease no later than 2030 (or approximately fifteen years after the date of this offering).

The amount payable to the holders of existing units in the previous parent company under the tax receivable agreement will be based on an annual calculation of the reduction in our U.S. federal, state and local taxes resulting from the utilization of these tax attributes. For purposes of determining the reduction in taxes resulting from the utilization of pre-IPO tax attributes, we are required to assume that pre-IPO tax attributes are utilized before any other attributes. We expect that the payments that we may make under the tax receivable agreement may be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, we expect that the reduction in tax payments for us associated with the federal, state and local tax benefits described above would aggregate to approximately $113.1 million through 2030. Under such scenario we would be required to pay the holders of existing units in our previous parent company 85% of such amount, or $96.1 million through 2030. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us and tax receivable agreement payments by us will be calculated using prevailing tax rates applicable to us over the life of the tax receivable agreement and will be dependent on us generating sufficient future taxable income to realize the benefit. Payments will be made by us on an annual basis (assuming we earn sufficient taxable income in a given fiscal year so as to realize tax benefits) and generally within 60 days following the filing by us of our U.S. federal income tax return for the preceding fiscal year. In addition, if the IRS were to successfully challenge the tax benefits that give rise to any payments under the tax receivable agreement, our future payments under the tax receivable agreement to the counterparty would be reduced by the amount of such payments, but the tax receivable agreement does not require the counterparty to reimburse us for the amount of such payments to the extent they exceed any future amounts payable under the tax receivable agreement.

Payment under the tax receivable agreement may be accelerated in the event of certain mergers, stock or asset sales, other forms of combinations or other changes of control or upon a breach by us of our material obligations under the tax receivable agreement (such as by failing to make a payment within three months of the date on which such payment is due). Such accelerated payment would be based on the present value of projected future payments under the tax receivable agreement as of the date of the accelerating event. Such projected future payments could differ from the payments that would otherwise have resulted under the tax receivable agreement from our actual tax benefits realized from utilizing the pre-IPO tax attributes.

Our obligation to make timely payments under the tax receivable agreement is not conditioned upon, and will not be modified based upon, our historical net income for any previous period or our ability to generate net income in any future period. If, however, we fail to make any payments on a timely basis under the tax receivable agreement because we do not have sufficient funds to make such payment despite using reasonable best efforts to obtain funds to make such payment (including by causing our subsidiaries to distribute or lend funds to us for such payment and accessing any sources of available credit to fund such payment), such failure will not be deemed to be a breach of a material obligation under the tax receivable agreement that would give rise to an acceleration of our payment obligations under the agreement. To the extent that we are unable to make timely payments under the tax receivable agreement for this or any other reason, the unpaid amounts will be deferred and will accrue interest until paid by us.

Other Transactions

We have granted stock options and other equity awards to our executive officers and certain of our directors. See the sections titled “Outstanding Equity Awards at Fiscal Year-End Table—2015” and “Director Compensation Table—2015” for a description of these options and equity awards.

We have entered into arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits.

We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Indemnification of Officers and Directors

We have adopted an amended and restated certificate of incorporation which contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

Our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Procedures for Approval of Related Party Transactions

The audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions”, which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions. In June 2015, we adopted formal standards, policies and procedures governing the review and approval of related party transactions.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. The advance notice requirements for the Annual Meeting, which is the first annual meeting following the Public Offering of our common stock, are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

Our amended and restated bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at Amplify Snack Brands, Inc., 500 West 5th Street, Suite 1350, Austin, Texas 78701, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. Since our Annual Meeting is being held on May 12, 2016, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 12, 2017 and no later than February 12, 2017, in order to be raised at our 2016 annual meeting of stockholders. However, the amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2017 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 31, 2016. Such proposals must be delivered to our Secretary, c/o Amplify Snack Brands, Inc., 500 West 5th Street, Suite 1350, Austin, Texas 78701.

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AMPLIFY SNACK BRANDS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF AMPLIFY SNACK BRANDS, INC.

The undersigned hereby appoints Thomas Ennis and Brian Goldberg, as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all shares of common stock of Amplify Snack Brands, Inc. (the “Company”) standing in the name of the undersigned on March 14, 2016, with all powers which the undersigned would possess if present at the 2016 Annual Meeting of Stockholders of the Company to be held on May 12, 2016 or at any adjournment or postponement thereof. Receipt of the Notice of the 2016 Annual Meeting of Stockholders and Proxy Statement and the 2015 Annual Report is hereby acknowledged.

(Continued and to be signed on the reverse side.)

¢	1.1	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

AMPLIFY SNACK BRANDS, INC.

May 12, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held May 12, 2016

The proxy statement and our Annual Report on Form 10-K

are available at http://www.astproxyportal.com/ast/20266/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20330000000000001000 8	051216

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect the following Class I Director Nominees (Term to expire in 2019)						FOR	AGAINST	ABSTAIN
				2.	To ratify the appointment of Deloitte & Touche LLP as Amplify Snack Brands Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2016	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: ¡ William Christ ¡ Pamela Netzky ¡ Chris Elshaw
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

				MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.				☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢